Exhibit 99.1

PRESS RELEASE

Euronet and CoreCard Announce Merger Agreement to Unlock Global Opportunities in Credit Card Issuing and Processing

Acquisition aims to accelerate Euronet’s digital transformation strategy, expand the company’s U.S. footprint and extend CoreCard’s access to global markets

Leawood, Kansas, and Norcross, Georgia, July 30, 2025 – Euronet (NASDAQ: EEFT), a global leader in payments processing and cross-border transactions, and CoreCard Corporation (NYSE: CCRD), a leading provider of innovative credit technology solutions and processing services to the financial technology and services market, today announced they have entered into a definitive agreement for Euronet to acquire CoreCard in a stock-for-stock merger transaction that values CoreCard at approximately $248 million, or $30 per share of CoreCard common stock. The exchange ratio and other terms of the transaction are described below.

The proposed transaction marks a pivotal step in accelerating Euronet’s strategic goal of a more diversified, future-ready revenue mix, that is anchored in scalable, modern platforms designed for the next generation of digital financial services across the globe.

Acquisition to Add a Proven Credit Card Platform and Marquee Clients to Fuel Euronet’s Growth Strategy

CoreCard’s platform is proven and trusted by some of the most respected names in finance and technology, and has been instrumental in launching one of the most successful co-branded credit card offerings in U.S. history in partnership with Goldman Sachs. This credibility, combined with CoreCard’s deep expertise in credit products, positions Euronet to compete in a sizeable market traditionally dominated by a few legacy providers.

The CoreCard modern architecture enables faster deployment, easier integrations, and the flexibility to support rapid innovation, which are key advantages in today’s world of payments, where banks and fintechs are looking to embed financial experiences in their customer journeys. This has enabled CoreCard to support diverse, bespoke use cases for fintech innovators such as Cardless, who has recently been chosen as the partner for the Coinbase credit card.

Euronet Global Headquarters 11400 Tomahawk Creek Parkway • Suite 300 • Leawood, KS • USA T: +1-913-327-4200 • F: +1-913-327-4120 • W: www.euronetworldwide.com

“More than a product expansion, this acquisition will be a catalyst for long-term growth, and we expect it to be accretive in the first full year post close,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “By integrating CoreCard’s platform with our own Ren architecture and global distribution network, we will be positioned to become a leading modern card issuer and innovation partner for the next generation of digital finance. This acquisition is a natural extension of our strategy to invest in scalable, high-margin businesses that align with long-term market trends. We also value and respect the work of CoreCard’s employees, who we are eager to welcome to Euronet, and we look forward to their contributions to our company in the future.”

“Joining Euronet marks an exciting new chapter for CoreCard,” said Leland Strange, CEO of CoreCard. “Our team has built a modern, resilient credit card processing platform that serves some of the largest companies and financial institutions in the world. We’re excited to bring our capabilities to a global stage. We have spent a lot of time and diligence over the last year exploring the right ‘fit’ for what our team has built over many years, and we believe this is a great outcome for the team and our shareholders. We are joining with a company that has also been built on a strong foundation over many years that has kept a strong team and customer-focused culture with a focus on innovation.”

Time and Approvals

The transaction has been approved by the boards of directors of both Euronet and CoreCard, and is expected to close in late 2025, subject to approval by CoreCard shareholders and the satisfaction of certain other customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Transaction Details

Under the terms of the merger agreement, each share of CoreCard common stock will be exchanged for a number of shares of Euronet common stock equal to an exchange ratio between 0.2783 and 0.3142, calculated as $30 divided by the volume weighted average share price of Euronet common stock over the 15-trading day period ending on and including the second to last trading day prior to the closing date (the “Final Euronet Stock Price”), subject to a floor of $95.48 per share and a ceiling of $107.80 per share. CoreCard shareholders will receive 0.3142 Euronet shares for each of their CoreCard shares if the Final Euronet Stock Price is at or below $95.48, and 0.2783 Euronet shares for each of their CoreCard shares if the Final Euronet Stock Price is at or above $107.80.

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com

Advisors

Stinson LLP is acting as outside counsel to Euronet. Kilpatrick Townsend & Stockton LLP is acting as outside counsel to CoreCard. Keefe, Bruyette & Woods, a Stifel Company, provided certain financial advice to the board of directors of CoreCard.

About CoreCard

CoreCard Corporation (NYSE: CCRD) provides a modern card issuing platform built for the future of global transactions in an embedded digital world. Dedicated to continual technological innovation in the ever-evolving payments industry backed by decades of deep expertise in credit card offerings, CoreCard helps customers conceptualize, implement, and manage all aspects of their issuing card programs. Keenly focused on steady, sustainable growth, CoreCard has earned the trust of some of the largest companies and financial institutions in the world, providing truly real-time transactions via their proven, reliable platform operating on private on-premise and leading cloud technology infrastructure.

About Euronet

A global leader in payments processing and cross-border transactions, Euronet moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone. Visit the company's website at www.euronetworldwide.com.

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the United States Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such statements regarding the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement’), dated as of July 30, 2025, by and among CoreCard, Euronet and Genesis Merger Sub Inc. (the “Transaction”), including the expected timing of the closing of the Transaction; future financial and operating results; benefits and synergies of the Transaction; future opportunities for the combined company; the conversion of equity interests contemplated by the Merger Agreement; the issuance of common stock of Euronet contemplated by the Merger Agreement; the expected filing by Euronet with the SEC of the Registration Statement and the proxy statement/prospectus; the ability of the parties to complete the proposed Transaction considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of Euronet and CoreCard, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the possibility that CoreCard’s shareholders may not approve the Transaction; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of Euronet’s common stock; the risk that the Transaction and its announcement could have an adverse effect on the parties’ business relationships and business generally, including the ability of CoreCard or Euronet to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen or unknown liabilities; customer, shareholder, regulatory and other stakeholder approvals and support; the risk of potential litigation relating to the Transaction that could be instituted against CoreCard or its directors and/or officers; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the risk of rating agency actions and Euronet’s ability to access short- and long-term debt markets on a timely and affordable basis; the risk of various events that could disrupt operations, including: conditions in world financial markets and general economic conditions; inflation; the war in Ukraine and the related economic sanctions; and military conflicts in the Middle East.

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com

These risks, as well as other risks related to the proposed Transaction, will be described in the Registration Statement that will be filed with the SEC in connection with the proposed Transaction. While the list of factors presented here and the list of factors to be presented in the Registration Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Additional factors that may affect future results are contained in each company’s filings with the SEC, including each company’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are available at the SEC’s website http://www.sec.gov. Euronet regularly posts important information to the investor relations section of its website. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, neither Euronet nor CoreCard intends to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

Important Information for Investors and Stockholders

In connection with the proposed transaction, Euronet plans to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a proxy statement of CoreCard that also constitutes a prospectus of Euronet, and any other documents in connection with the transaction. After the Registration Statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be sent to the holders of common stock of CoreCard. INVESTORS AND SHAREHOLDERS OF CORECARD AND EURONET ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EURONET, CORECARD, THE TRANSACTION AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other documents filed by Euronet or CoreCard with the SEC, when filed, will be available free of charge at the SEC’s website at www.sec.gov. Alternatively, investors and stockholders may obtain free copies of documents that are filed or will be filed with the SEC by Euronet, including the registration statement and the proxy statement/prospectus, on Euronet’s website at https://ir.euronetworldwide.com/for-investors, and may obtain free copies of documents that are filed or will be filed with the SEC by CoreCard, including the proxy statement/prospectus, on CoreCard’s website at https://investors.CoreCard.com/. The information included on, or accessible through, Euronet’s or CoreCard’s website is not incorporated by reference into this press release.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com

Participants in the Solicitation

Euronet and CoreCard and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from CoreCard’s shareholders in connection with the proposed Transaction. A description of participants’ direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus relating to the proposed Transaction when it is filed with the SEC. Information regarding Euronet’s directors and executive officers is contained in the definitive proxy statement, dated April 4, 2025, for its 2025 annual meeting of stockholders, and in Euronet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Information regarding CoreCard’s directors and executive officers is contained in CoreCard’s definitive proxy statement, dated April 14, 2025, for its 2025 annual meeting of shareholders, and CoreCard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Additional information regarding ownership of Euronet’s securities by its directors and executive officers, and of ownership of CoreCard’s securities by its directors and executive officers, is included in each such person’s SEC filings on Forms 3 and 4. These documents and the other SEC filings described in this paragraph may be obtained free of charge as described above under the heading “Important Information for Investors and Stockholders.”

Euronet Contact

Stephanie Taylor
Director, Financial Planning and Investor Relations
+1-913-327-4200

CoreCard Contact

Matt White

+1-770-564-5504

matt@corecard.com

Euronet Global Headquarters T: +1-913-327-4200 • F: +1-913-327-4120 W: www.euronetworldwide.com